Exhibit 10.44

GUARANTY

        This Guaranty dated as of December 22, 2006, is made by EXCO Resources, Inc., a Texas corporation ("Guarantor"), in favor of Anadarko Petroleum Corporation, a Delaware corporation ("APC"), and Anadarko Gathering Company, a Delaware corporation ("AGC"; together with APC hereinafter referred to as "Anadarko").

WITNESSETH:

        WHEREAS, contemporaneously with the execution of this Guaranty, Anadarko and Vernon Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Guarantor ("Purchaser"), entered into that certain Purchase and Sale Agreement, dated as of even date herewith (as modified from time to time, the "Agreement"); and

        WHEREAS, in order to induce Anadarko to enter into the Agreement, and in consideration thereof, Guarantor has agreed to execute this Guaranty.

        NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

Article I
Guaranty

        Section 1.1    Guaranty.    Subject to Section 1.5, Guarantor unconditionally, absolutely and irrevocably guarantees to Anadarko, its successors and assigns (without duplication) the full and prompt performance and payment by Purchaser of all covenants required to be performed by Purchaser pursuant to the terms of the Agreement and/or the documents executed and delivered by Purchaser in connection with the Agreement (collectively, the "Ancillary Documents") and (ii) all other or additional obligations of Purchaser, or any increases, extensions and rearrangements of the foregoing obligations, under any amendments, supplements, and other modifications to the documents and agreements creating the foregoing obligations (collectively, the "Obligations"). Guarantor is liable as a primary obligor. If any of the Obligations are not punctually performed or paid when due Guarantor shall immediately pay or perform or cause the payment or performance of the Obligations that are required and performable.

        Section 1.2    Guaranty Absolute.    This Guaranty shall be deemed accepted upon receipt by Anadarko. Guarantor hereby guarantees that the Obligations will be performed strictly in accordance with the terms of the Agreement and the Ancillary Documents. The Obligations constitute a present and continuing guaranty of payment and performance, and not of collectibility. Subject to Section 1.5, the liability of Guarantor under this Agreement shall be absolute, unconditional, present and continuing until all of the Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

          (a)   any assignment or other transfer of the Agreement or any of the Ancillary Documents or any of the rights thereunder of Purchaser therein;

          (b)   any amendment, waiver, renewal, extension or release of, or any consent to or departure from or other action or inaction related to, the Agreement or any of the Ancillary Documents;;

          (c)   any amendment, modification, increase, reduction, extension or rearrangement of the Obligations;

          (d)   any acceptance by Anadarko of partial payment or performance from Purchaser;

          (e)   any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation, or other like proceeding relating to Purchaser, or any action taken with respect to the Agreement, any of the Ancillary Documents or this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

          (f)    any absence of any notice to, or knowledge by, Guarantor, of the existence or occurrence of any of the matters or events set forth in the foregoing subsections (a) through (e);

          (g)   all notices and demands whether of presentment, protest, dishonor or otherwise, other than any notices and demands expressly set forth herein;

          (h)   any change in corporate structure, existence or ownership of Guarantor; and

          (i)    any other circumstance that might otherwise constitute a defense available to, or a discharge of, a guarantor.

        Section 1.3    Subrogation Waiver.    Guarantor agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification, or other rights of payment or recovery from Purchaser for any payments made by Guarantor hereunder until all Obligations have been paid and performed, and Guarantor hereby irrevocably waives and releases any such rights of subrogation, contribution, reimbursement, indemnification, and other rights of payment or recovery it may now have or hereafter acquire against Purchaser until all Obligations have been indefeasibly paid and performed.

        Section 1.4    Continuing Guaranty.    This Guaranty is a continuing guaranty and shall (i) become effective immediately and remain in full force and effect until the complete payment and performance of the Obligations, (ii) be binding upon Guarantor and its respective successors and assigns, and (iii) inure to the benefit of and be enforceable by Anadarko and its respective successors, transferees, and assigns; provided, however, that the obligations of Guarantor hereunder may not be assigned, transferred, or delegated unless Guarantor remains liable hereunder.

        Section 1.5    Certain Defenses.    Anadarko agrees that, notwithstanding anything contained herein to the contrary, Guarantor shall not be obligated to pay or perform any Obligation hereunder to the extent that Purchaser is not required to pay or perform such Obligation as a result of any right of offset, counter claim, or other defense available to Purchaser with respect to the Agreement (collectively, a "Purchaser Defense"). In furtherance thereof, Guarantor shall be entitled to assert, as a valid defense to the payment or performance of any Obligation hereunder, any Purchaser Defense to the same extent that any such Purchaser Defense could be asserted by Purchaser in any action brought to enforce the Obligations against Purchaser.

        Section 1.6    Collection.    The obligations of Guarantor hereunder are in no way conditional or contingent upon any requirement on the part of Anadarko to first attempt to enforce, require the payment of, or collect any of the Obligations from or against Anadarko or any other Person or to attempt to collect any of the Obligations by any other means.

Article II
Representations and Warranties

        Section 2.1    Representations and Warranties.    Guarantor represents and warrants to Anadarko as follows:

          (a)   Guarantor is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Texas, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

          (b)   Guarantor has the corporate power to enter into, and carry out its obligations under, this Guaranty. The execution, delivery and performance of this Guaranty, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action required on the part of Guarantor, and no other corporate proceedings on the part of Guarantor are necessary to authorize this Guaranty or to consummate the transactions contemplated hereby. This Guaranty constitutes the valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

          (c)   Neither the execution and delivery of this Guaranty, nor compliance with any provision hereof, nor the consummation of the transactions contemplated hereby, will:

            (i)    violate, or conflict with, or result in a breach of any provisions of the certificate of incorporation or by-laws of Guarantor;

            (ii)   result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor may be bound, except for such defaults (or rights of termination or acceleration) as to which requisite waivers or consents have been obtained or that would not, individually or in the aggregate, materially impair Guarantor's authority, right or ability to perform its obligations under or consummate the transactions contemplated by this Guaranty;

            (iii)  violate any law, rule, regulation, order, writ, injunction, or decree, applicable to Guarantor or any of its assets, except where such violations, individually or in the aggregate, would not materially impair Guarantor's authority, right or ability to perform its obligations under or consummate the transactions contemplated by this Guaranty; or

            (iv)  require consent or approval of, filing with, or notice to any Person which, if not obtained, would prevent Guarantor from performing its obligations hereunder.

Article III
Miscellaneous

        Section 3.1    No Waiver.    No failure or delay on the part of Anadarko in exercising any right, power, or remedy under this Guaranty shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.

        Section 3.2    Amendment.    This Guaranty may not be amended or modified except by an instrument in writing signed by or on behalf of Guarantor and Anadarko.

        Section 3.3    Notices.    All notices which are required or may be given pursuant to this Guaranty shall be sufficient in all respects if given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Anadarko:	Anadarko Petroleum Corporation
Anadarko Gathering Company
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attention: Transaction Manager, Business Development
Telephone: (832)636-3088
Telecopy: (832)636-5889
With a copy to (which shall not constitute
notice to Purchaser):	Anadarko Petroleum Corporation 1201 Lake Robbins Drive The Woodlands, TX 77380 Attention: Associate General Counsel Oil, Gas and Minerals Telephone: (832)636-7530 Telecopy: (832)636-5889
If to Guarantor:	EXCO Resources, Inc. 12377 Merit Drive, Suite 1700 Dallas, Texas 75251 Attention: William L. Boeing Telephone: (214) 368-2084 Telecopy: (214) 706-3409
With a copy to (which shall not constitute
notice to Purchaser):	Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Telephone: (214) 220-7797
Telecopy: (214) 999-7797
Attention: P. Gregory Hidalgo
Telephone: (214) 220-7959
Telecopy: (214) 999-7959

        Either party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

        Section 3.4    Applicable Law.    THIS GUARANTY AND THE LEGAL RELATIONS BETWEEN GUARANTOR AND ANADARKO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS.

        Section 3.5    Severability.    If any term or other provisions of this Guaranty is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Guaranty shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to Guarantor or Anadarko; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable Law.

        Section 3.6    Entire Agreement.    This Guaranty, the Confidentiality Agreement, the Agreement and the Exhibits and Schedules attached to the Agreement, and any of the Ancillary Documents constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

        Section 3.7    Headings.    Article and Section headings used herein are for convenience only and shall not constitute part of this Guaranty and shall be disregarded in construing the language contained in this Guaranty.

        Section 3.8    Defined Terms.    Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

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        IN WITNESS WHEREOF, this Guaranty is executed by Guarantor as of the date first written above.

GUARANTOR:
EXCO RESOURCES, INC.
By:	/s/ STEPHEN F. SMITH
Name:	Stephen F. Smith
Title:	President and Vice Chairman